NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 10, 1995

TO THE STOCKHOLDERS OF MERCURY FINANCE COMPANY:

The Annual Meeting of Stockholders of Mercury Finance Company will be held on Monday, April 10, 1995 at 10:00 A.M., local time, at Harris Trust and Savings Bank, 111 West Monroe Street, 8th Floor, Chicago, Illinois, for the following purposes:

1. To elect nine (9) directors for the ensuing year or until their successors are elected and qualified.

2. To transact such other business as may properly come before the meeting or adjournments thereof.

The close of business on February 28, 1995 has been fixed by the Board of Directors as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

A Proxy is provided herewith and it is important that your stock be represented at the meeting, regardless of the number of shares you may hold. Please sign, mark, date and return the enclosed Proxy in the enclosed envelope as soon as possible. You are cordially invited to attend the meeting and should you do so, you may withdraw your Proxy and vote in person if you so desire.

By Order of the Board of Directors

JAMES A. DOYLE
Secretary

March 10, 1995

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 10, 1995

The accompanying Proxy is solicited by the Board of Directors of Mercury Finance Company ("Company") for use at the Annual Meeting of Stockholders to be held on Monday, April 10, 1995 at 10:00 A.M., local time, at Harris Trust and Savings Bank, 111 West Monroe Street, 8th Floor, Chicago, Illinois. Only stockholders of record at the close of business on February 28, 1995 will be entitled to notice of, and to vote at, the Annual Meeting. On the record date, the Company had 114,233,650 shares of common stock, par value $1.00 per share ("Company Common Stock"), issued and outstanding and entitled to vote.

Each share of Company Common Stock entitles its holder to one vote, exercisable in person or by proxy, on each matter that may properly come before the Annual Meeting. In the absence of specific instructions to the contrary, Proxies received by the Company will be voted in accordance with the recommendations made herein with respect to the proposals described in this Proxy Statement. A Proxy may be revoked at any time before it is voted. This may be done prior to the meeting by written revocation sent to the Secretary of the Company at the office of the Company, 40 Skokie Boulevard, Suite 200, Northbrook, Illinois 60062; or it may be done personally upon oral or written request at the Annual Meeting. Attendance at the Annual Meeting will not in and of itself operate to revoke a Proxy. The Company will bear all of the costs of the solicitation of Proxies for use at the Annual Meeting. In addition to the use of the mails, Proxies may be solicited personally by officers or employees of the Company by telephone, telegraph, or telefax.

A copy of the Company's 1994 Annual Report, including financial statements, is being supplied to each stockholder herewith. This Proxy Statement and the enclosed Proxy are being sent to stockholders on or about March 10, 1995.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, with respect to Company Common Stock (the only class of Company voting securities), the only persons or entities known to be the beneficial owner of more than five percent of the Company's voting securities as of February 28, 1995, as determined from information provided to the Company:

                             Number of Shares
                             and Nature of                Percent
Name and Address             Beneficial Ownership         of Class
The Honorable Daniel J. Terra
990 Skokie Boulevard
Northbrook, Illinis  60062   18,263,365                   16.0%

The following table sets forth, with respect to Company Common Stock (the only class of equity secruities of the Company beneficially owned by the following persons), shares beneficially owned as of February 28, 1995 by (i) all directors and nominees, (ii) the Company's Chief Executive Officer and (iii) each of the Company's five other most highly compensated executive officers.

Nominees/Directors:          Beneficial Shares Owned         Unexercised        Total         Percent
                             Before Exercisable              Options                          of Class
                             Stock Options <F1>              Exercisable in
                                                             60 days
John N. Brincat              1,606,056 <F2>                  2,436,666           4,042,722     3.5%
Dennis H. Chookaszian            1,000                          13,333              14,333     *
William C. Croft               505,792                          13,333             519,075     *
Clifford R. Johnson            360,957 <F3>                     42,136             403,093     *
Andrew McNally IV              253,022                          13,333             266,355     *
Bruce I. McPhee                202,173                          13,333             215,506     *
Fred G. Steingraber              4,000                          13,333              17,333     *
The Honorable Daniel J.
  Terra                     20,263,365 <F4>                          0          20,263,365    16.0%
Philip J. Wicklander            98,127                          13,333             111,460     *

OTHER EXECUTIVE OFFICERS

James A. Doyle                 519,214                         233,847             753,061     *
Charley A. Pond                  1,333                         133,147             134,480     *
Richard P. Bosson               29,170                          12,000              41,170     *
John J. Pratt                   10,244                          72,447              82,691     *

* Less than one percent.

<F1>
Nature of beneficial ownership of securities is direct unless otherwise indicated by footnote. Beneficial ownership as shown in the table arises from sole voting power and sole investment power unless otherwise indicated by footnote.
<F2>
Includes 20,781 shares held jointly with Mr. Brincat's wife.
<F3>
Includes 144,656 shares held by Mr. Johnson's wife, as to which Mr. Johnson disclaims beneficial interest.
<F4>
Excludes 4,000,000 shares held by the Terra Foundation for the Arts, of which Mr. Terra is Chairman. Mr. Terra disclaims beneficial interest.

ELECTION OF DIRECTORS

It is intended that the share represented by the enclosed Proxy will be voted, unless votes are withheld in accordance with the instructions contained in the Proxy, for the election as directors of the 9 nominees named below. Each director elected will hold office until the next annual election of directors or until a successor is elected and qualified. In the event that any Nominee for director should become unable to serve, which is not anticipated, the Board of Directors, at its discretion, may designate substitute nominees, in which event such shares will be voted for such substitute nominees. Provided that a quorum is present, the affirmative vote of a plurality of the shares of Company Common Stock present at the meeting in person or by proxy is required for the election of each director.

INFORMATION CONCERNING NOMINEES

                                                                  Principal Occupation for
Name of Nominee                     Position With                 Last Five Years and
for Director                Age     the Company                   Directorships
John N. Brincat             58      Director, President and       President and Chief Executive Officer of the
                                    Chief Executive Officer       Company.  Formerly Chairman of the Board
                                    since 1989.                   and Chief Executive Officer of First Illinois
                                                                  Finance Company (the Company's predecessor)
                                                                  from 1985 to 1989.  Also a Director of Bank
                                                                  One, Chicago, N.A..

Dennis H. Chookaszian       51      Director since 1993.          Chairman and Chief Executive Officer of CNA
                                                                  Insurance Companies since 1992.  President and
                                                                  Chief Operating Officer of CNA from 1990 to
                                                                  1992.  Vice President and Chief Financial
                                                                  Officer of CNA prior to 1990.

William C. Croft            77      Director since 1989.          Chairman of the Board, Clements National
                                                                  Company (manufacturer of electrical products).
                                                                  Also a director of Methode Electronics, Inc. and
                                                                  United Trust, Inc.

Clifford R. Johnson         71      Director since 1989.          Consultant since 1986, after retirement as
                                                                  Executive Vice President, Jewel Companies,
                                                                  Inc. and American Stores Properties, Inc. and
                                                                  American Stores Properties, Inc. (retail food
                                                                  and drug stores).

Andrew McNally IV           55      Director since 1989.          Chairman, Chief Executive Officer and
                                                                  Director, Rand McNally & Co. (printer and
                                                                  publisher).  Also a director of Hubbell, Inc.,
                                                                  Zenith Electronics Corporation and Latin
                                                                  American Discovery Fund.

Bruce I. McPhee             50      Director since 1993.          Vice Chairman of Kimball Homes, Inc. since
                                                                  1993.  President and Chief Executive Officer of
                                                                  Illinois Banc One Corporation from 1992 to
                                                                  1993.  President and Chief Executive Officer of
                                                                  First Illinois Corporation from 1989 to 1992.
                                                                  Also a director of Bank One, Chicago, N.A..

Fred G. Steingraber         56      Director since 1993.          Chairman, Chief Executive Officer and
                                                                  Director, A.T. Kearney, Inc.  Director of
                                                                  Maytag Corporation, the Southeastern Thrift
                                                                  and Bank Fund and Lawter International.

The Honorable Daniel
J. Terra                    83      Director and Chairman of      Chairman, Chief Executive Officer and
                                    the Board since 1989.         Director, Lawter International, Inc. (printing
                                                                  ink vehicles and resin manufacturing).

Philip J. Wicklander        56      Director since 1989.          President and Chief Executive Officer of
                                                                  Wicklander Printing Corporation

DIRECTOR COMPENSATION

The compensation of Directors is based upon standard fee arrangements for the Company which provide for non-management directors' fees consisting of an annual annual retainer of $3,000 payable quarterly, plus an attendance fee of $200 for each board and committee meeting of the Company attended.

The Company has a Deferred Compensation Plan for Directors ("Deferred Compensation Plan"). Pursuant to the provisions of the Deferred Compensation Plan, any director of the Company may elect to defer all or any portion of the compensation due him as a director. Interest shall be computed on and credited to any deferred compensation at the prevailing market rate for 6 month Individual Retirement Account Certificates of Deposit. The rate is adjusted on January 1 and July 1 each year. Payments of the amount of deferred compensation and inerest earned thereon shall commence as of the first day in May after a director ceases to be a director of the Company. Payment may be made in a lump sum or in any number of installments (maximum of 5 annually), equal or otherwise, as the Executive Committee shall determine. Directors Croft, McNally, Wicklander and Johnson have elected to defer their compensation.

BOARD COMMITTEES

The Board of Directors of the Company has standing Executive, Audit, Personnel and Compensation, and Nominating Committees.

The Executive Committee held two meetings during 1994. The functions of the Committee are to exercise all powers and authority of the Board of Directors in the management and affairs of the Company during the interval between meetings of the Board of Directors. Directors Brincat, Croft, Terra and Wicklander are members of the Executive Committee.

The Audit Committee held two meetings during 1994. The functions of the Committee are to review the audit schedule and results of audits performed by internal auditors, meet with and review results of audits of the Company and its subsidiaries performed by the independent public auditors, and recommend the selection of independent public auditors. Directors Johnson, McNally, Steingraber and Wicklander are members of the Committee.

The Personnel and Compensation Committee held one meeting during 1994. The functions of the Committee are to recommend to the Board of Directors salaries and bonuses of all executive officers, oversee the Company's compensation, incentive and employee benefit programs, and administer the Company's retirement, incentive compensation and stock option plans. The Committee also reviews other personnel matters as may be appropriate and makes recommendations to the Board of Directors. Directors Chookaszian, Johnson, McPhee and Terra are members of the Committee.

The Nominating Committee held one meeting during 1994. The functions of the Committee are to consider nominees to the Board of Directors from names recommended by stockholders and to nominate persons to be elected to the Board of Directors at the annual meeting of stockholders or when vacancies are to be filled. The Committee also reviews and recommends to the Board of Directors changes in compensation of directors. Directors Brincat, Croft and Terra are members of the Committee.

The Nominating Committee will consider nominees to the Board of Directors recommended by the stockholders. Any such nominations should be submitted in writing to the Chairman of the Company and should be accompanied by a biography of the nominee. Stockholders are entitled to nominate individuals at the Annual Meeting.

The Board of Directors of the Company held six meetings during 1994. All Directors attended at least 75 percent of the aggregate of the total number of meetings of the Board of Directors of the Company and the total number of meetings held by any committee of the Board on which such directors served.

EXECUTIVE COMPENSATION

CASH COMPENSATION

The following table sets forth information regarding cash compensation paid by the Company for services rendered in all capacities to the Company and its subsidiaries during its last fiscal year by each of the five most highly compensated current executive officers of the Company to whom the total cash compensation exceeded $100,000.

The columns on this table are the only items applicabled to the named executives. No other compensation, incentive payments, stock awards or stock options were paid, earned or awarded to any of the named executives.

SUMMARY COMPENSATION TABLE
Annual Compensation
                                                         # of
                                                         Stock
Name and                      Base                       Option           All Other
Principal Position     Year   Salary        Bonus        Grants           Compensation <F5>
John N. Brincat        1994   $300,000      $1,438,670   0                $9,240
President and Chief    1993    251,689       1,250,000   2,650,000 <F6>    8,994
Executive Officer      1992    238,292         865,000     400,000         6,546

James A. Doyle         1994    148,617         120,000       5,000         8,557
Senior Vice President  1993    141,862         100,000      30,000         8,152
Controller & Secretary 1992    135,608          70,000      42,666         5,855

Charley A. Pond        1994    140,324          30,000       3,500         8,240
Vice President,        1993    133,896          25,000      10,000         7,854
Treasurer and Chief    1992    129,211          19,000      13,333         5,691
Financial Officer

Richard P. Bosson      1994     95,839          80,000       5,000         5,390
Vice President         1993     89,907          75,000      12,000         5,035
Operations             1992     83,192          60,000      32,000         3,496

John J. Pratt          1994     95,596          80,000       5,000         5,376
Vice President         1993     80,885          75,000      12,000         4,494
Operations             1992     72,712          50,000      19,999         4,033

<F5>
Represents the Company matching contribution to the 401K Plan.
<F6>
Mr. Brincat, under the terms of his contract which was approved by the Shareholders, received a stock option grant of 2,500,000 options dated December 10, 1993 at a price of $17.375 per share which was the market price on the date of the grant. The options are exercisable in increments of 500,000 per year contingent upon the Company attaining a 20% increase in earnings per share each year during the term of his contract. Mr. Brincat also received a stock option grant of 150,000 options during 1993.

OPTIONS GRANTED IN THE LAST FISCAL YEAR
                                                                        Potential
                                                                        Realizable Value at
                             % of Total        <F8>                     Assumed Annual Rates
                   <F7>      Options Granted   Exercise                 of Stock Appreciation
                   Options   to Employees in   Price per   Expiration   for Option Term <F9>
                   Granted   Fiscal Year       Share       Date         5%      10%
John N. Brincat    0         0%                $0          0            $0      $0
James A. Doyle     5,000     .86                15.00      Apr 5, 2004   47,250  119,250
Charley A. Pond    3,500     .60                15.00      Apr 5, 2004   33,075   83,475
Richard P. Bosson  5,000     .86                15.00      Apr 5, 2004   47,250  119,250
John J. Pratt      5,000     .86                15.00      Apr 5, 2004   47,250  119,250

<F7>
During 1994 there was only one option grant per named executive officer.
<F8>
Options were granted at the market price of the stock at the date of grant.
<F9>
The dollar amounts under these columns are the result of calculations at the 5% and 10% rates required by the SEC and, therefore are not intended to forecast possible future appreciation of the stock price.
<F10>
The Company did not grant any SAR's in 1994.
<F11>
Options vest 2 years from date of grant and are not transferable.

AGGREGATED OPTIONS EXERCISED IN LAST FISCAL YEAR AND YEAR END OPTION VALUES --
1994
                                                                           Value of
                     Shares                   Number of Unexercised        Unexercised In-the-Money
                     Acquired      Value      Options at Year End          Options at Year End
                     on Exercise   Realized   Exercisable  Unexercisable   Exercisable   Unexercisable <F12>
John N. Brincat      0             0          2,436,666    2,000,000       $11,637,828   0
James A. Doyle       0             0            233,847        5,000         1,552,728   0
Charley A. Pond      0             0            133,147        3,500         1,161,847   0
Richard P. Bosson    21,333        181,864       44,000        5,000           100,800   0
John J. Pratt        0             0             72,447        5,000           400,111   0

<F12>
Stock options which were granted in 1994 were all granted at a price greater than the market value of the Company's stock on December 31, 1994.

COMPENSATION COMMITTEE REPORT ON ANNUAL COMPENSATION

The Company's Executive Compensation Program is administered by the Personnel and Compensation Committee of the Board of Directors. The Committee is composed of four independent, non-employee directors.

The Company's Executive Compensation Program includes annual salary, bonus and stock option grants.

The foundation of the Executive Compensation Program is based on beliefs and guiding principles designed to align compensation with company performance. The program:
Integrates compensation programs with the Company's annual and long term earnings performance.
Rewards executives for enhancements of long term shareholder value. Enhancement of shareholder value is defined as, market appreciation in the value of the Company's stock, dividends paid to shareholders, and annual earnings per share increases. For the year ended December 31, 1994 the value of the Company's common stock decreased 32% following an increase of 71% in 1993, cash dividends paid to shareholders increased 43% and earnings per share increased 34%.

President and Chief Executive Officer:

John N. Brincat, President and Chief Executive Officer of the Company, by contractual agreement, receives a base salary and a bonus which is detailed in Mr. Brincat's employment agreement. The Committee believes that this contractual agreement is very beneficial to shareholders because Mr. Brincat receives no bonus if the Company does not increase earnings per share by 20% each year. For the year ended December 31, 1994, Mr. Brincat's total annual cash compensation increased 16% which compares with an increase in earnings per share of 34%.

Mr. Brincat has been granted stock options as a further incentive to enhance shareholder value. The Committee believes that management having the opportunity to own stock in the Company is an important component to the Company's performance results and aligns executive management with the interest of the shareholders. The Committee makes option grants to individual executives including Mr. Brincat based upon a subjective evaluation of each executive's performance.

Other Senior Executives:

The other senior executives receive a base salary and bonus, which are reviewed and determined annually, based upon the performance of the Company measured primarily by the annual increases in earnings per share. Recommendations for bonuses are provided by the Chief Executive Officer to the Committee. Although there is no specific formula followed in determining these bonuses the Committee relies heavily upon the Company's performance in determining the bonus amount. Other senior executives base salaries are reviewed annually and compared with the industry salary information.

Other senior executives are granted stock options as a further incentive to enhance stockholder value. Recommendations for stock option grants are provided to the Committee by the Chief Executive Officer. The Committee makes option grants to individual executives based upon a subjective evaluation of each executive's performance.

PERSONNEL AND COMPENSATION COMMITTEE

Dennis H. Chookaszian
Bruce I. McPhee
Clifford R. Johnson

STOCK PRICE PERFORMANCE GRAPH

The Stock Price Performance Graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent Mercury Finance Company specifically incorporated this information by reference, and shall not otherwise be deemed filed under such Acts.

The graph below compares cumulative total return of Mercury Finance Company, the S&P 500 Index and the S&P Financial Index. The Company believes that this information demonstrates that the compensation earned by its executive officers compares very favorably to the Company's shareholder value.

MERCURY FINANCE COMPANY
STOCK PRICE PERFORMANCE

Assuming $100 invested on 12/31/89 with dividends reinvested
                     Price
Name                 1989   1990  1991  1992  1993  1994
Mercury Finance      $100   $112  $342  $409  $710  $492
S&P 500              $100   $97   $126  $136  $150  $152
S&P Financial Index  $100   $79   $118  $146  $162  $157

Price   1989  1990 1991  1992  1993  1994
$800

$700                           x

$600

$500                                 x

$400                     x
                   x
$300

$200
             x     y     yz    yz    yz
$100    xyz  y     z
             z
$0

EMPLOYMENT AGREEMENTS

On January 1, 1994 upon the expiration of Mr. Brincat's previous employment contract, Mr. Brincat entered into a five year employment contract which will expire on December 31, 1998. The following are the material terms of Mr. Brincat's employment contract. Mr. Brincat's employment agreement provides a guaranteed annual base salary as follows:

1994                 $300,000
1995                 $360,000
1996                 $430,000
1997                 $520,000
1998                 $600,000

In addition, Mr. Brincat is eligible for an annual incentive bonus equal to 1% of Net after Tax Earnings of the Company and is eligible for an additional bonus based upon annual increases in Net after Tax Earnings per share only after earnings exceed 20% over the prior year. The additional bonus is determined as follows:

Earnings per share increases of 0% to 19.99%, no additional bonus is paid. Earnings per share increase of 20% to 29.99%, additional bonus will be equal to 2.5% of the amount of increase from the prior year.
Earnings per share increase of 30% to 39.99%, additional bonus will be equal to 3.0% of the amount of increase from the prior year.
Earnings per share increase of 40% or more, additional bonus will be equal to 3.5% of the amount of increase from the prior year.

In addition, at the time the employment contract was entered into Mr. Brincat was issued a stock option grant under the 1989 Stock Option and Incentive Compnesation Plan of 2,500,000 shares at a price of $17.375 per share, the fair market value on the date of the grant. The option vests equally during the next five years of the contract and are exercisable in increments of 500,000 shares annually only if earnings per share each year exceeds the prior year's earnings per share by 20%. If earnings per share do not increase by 20%, Mr. Brincat forfeits that year's options and has no further right or claim to that year's options.

In the event of a sale or merger of the Company, all options granted to Mr. Brincat will become immediately vested and exercisable.

If Mr. Brincat's employment with the Company is terminated prior to the expiration of the employment agreement, Mr. Brincat will not become interested in, as a partner, director, officer, principal, agent or employee, any business which competes with the Company for a period of three years without written consent from the Company.

In the event of the death of Mr. Brincat during the term of the employment agreement, the Company shall make, until the end of the term of employment hereunder, payments at a rate equal to the annual rate of guaranteed base salary in effect on the date of death. In addition, the Company shall also pay pro rata bonus earned, if any. The payments to be made shall not be reduced by reason of any insurance proceeds payable directly to the Employee's beneficiaries or estate pursuant to insurance carried or provided by the Company, and shall be made to such beneficiary as the Employee may designate for that purpose in written notice given prior to his death, or if the Employee has not so designated, then to the personal representative of his Estate.

The Company may terminate the active employment of Mr. Brincat if, in the reasonable judgment of the Board of Directors of the Company, he becomes unable to satisfactorily perform his duties and responsibilities hereunder during the term of his employment because of mental or physical disability. Upon such termination, Mr. Brincat shall be relieved of all further obligations. In the event of such termination, the Company shall continue to pay Mr. Brincat, until the end of the term of his employment hereunder, a salary at a rate equal to the annual rate of the guaranteed base salary in effect on the date of such termination. Notwithstanding the foregoing, the amounts so payable shall be reduced by any amounts payable to Mr. Brincat during the term of his employment hereunder pursuant to any disability benefit or wage continuation plan of the Company in effect.

The Company has no other employment agreements with any other executive officers of the Company.

RETIREMENT PLAN

The Company has a defined benefit Retirement Plan (The "Plan") covering eligible employees who are at least 21 years of age and have completed at least 1 year of service. The Plan is qualified under the Internal Revenue Code. The amount of the Company's annual contribution to the Plan is determined for the total of all Participants covered by such Plan, and the amount of payment in respect of a specified person is not and cannot readily be separated or individually calculated by the regular actuaries for the Plan. The remuneration covered by the Plan ("pension base pay") is the highest average monthly total compensation for any 5 consecutive years after an employee's 45th birthday (or out of the employee's last 10 years of employment, if the employee terminates employment before age 55). The normal retirement benefit at age 65 equals 70% of pension base pay minus 50% of the Participant's primary Social Security benefit. This amount is reduced by 1/35th for each year by which the Participant has fewer than 35 years of participation in the Plan. Benefits are also available to Participants who terminate employment before age 65 after completing 5 or more years of service or due to total and permanent disability.

The following table sets forth estimated annual benefits upon retirement, payable on a straight life annuity basis, for employees in the specified pension base pay (shown on an annual basis) and years of participation classifications, and is based upon the assumption that the Plan will be continued and that the employee will continue with the Company until his normal retirement age of 65:

Number of Years of Participation

Remuneration   5              10             15             20             25             30             35
$100,000       $8,971         $17,942        $26,913        $35,884        $44,885        $53,876        $62,797
$200,000       $18,971        $37,942        $56,913        $75,884        $94,885        $113,876       $132,797 <F13>
$300,000       $28,971        $57,942        $86,913        $115,884       $144,885 <F13> $176,876 <F13> $202,797
$400,000       $38,971        $77,942        $116,913       $155,884 <F13> $195,885       $233,876       $272,797
$500,000       $48,971        $97,942        $146,913 <F13> $195,884       $244,885       $293,876       $342,797
$600,000       $58,971        $117,942       $176,913       $235,884       $294,885       $353,876       $412,797
$700,000       $68,971        $137,942 <F13> $206,913       $275,884       $344,885       $413,876       $482,797
$800,000       $78,971        $157,942       $236,913       $315,884       $395,885       $473,876       $552,797
$900,000       $88,971        $177,942       $266,913       $355,884       $444,885       $533,876       $622,797
$1,000,000     $98,971        $197,942       $296,913       $395,884       $494,885       $593,876       $692,797
$1,100,000     $108,971       $217,942       $326,913       $435,884       $544,885       $693,876       $762,797
$1,200,000     $118,971       $237,942       $356,913       $475,884       $594,885       $713,876       $832,797
$1,300,000     $128,971 <F13> $257,942       $386,913       $515,884       $644,885       $773,876       $902,797
$1,400,000     $138,971       $277,942       $416,913       $555,884       $694,885       $833,876       $972,797
$1,500,000     $148,971       $297,942       $446,913       $595,884       $744,885       $893,876       $1,042,797
$1,600,000     $158,971       $317,942       $476,913       $635,884       $794,885       $953,876       $1,112,797

<F13>
The annual retirement benefits are subject to maximum limitations (currently $120,000) under the Internal Revenue Code.

The Company will also pay a supplemental pension benefit to executive officers in an amount equal to the shortfall between the benefits actually paid to them under the Plan and the benefits which they would have received under the Plan were it not for certain restrictions imposed under the Internal Revenue Code relating to the amount of benefits under the Plan and the amount of annual compensation which may be taken into account in determining benefits uder the Plan.

The credited years of participation for the individuals named in the above compensation table are as follows: Mr. Brincat, 11 years; Mr. Doyle, 18 years; Mr. Pond, 5 years; Mr. Bosson, 8 years; Mr. Pratt, 9 years.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is composed of Directors, Chookaszian, Johnson, McPhee and Terra. Mr. Terra is Chairman of the Board of the Company. None of the directors or officers of the Company or companies with which they are associated were customers of, or had borrowing transactions with, the Company or its subsidiaries during the last fiscal year. None of the Company's directors have interlocking or other relationships with other boards or the Company's that require disclosure under Item 402(j) of SEC Regulation S-K.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

Upon recommendation of its Audit Committee, the Board of Directors retained KPMG Peat Marwick, Certified Public Accountants as independent public accountants in the examination of financial statements of the Company and its subsidiaries for its 1994 fiscal year. The Board of Directors generally retains independent public accountants for the Company following the election of the Board at the Annual Meeting of Stockholders, and no accountants have yet been retained for the Company's 1995 fiscal year.

Representatives of KPMG Peat Marwick are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so. Such representatives are expected to be available to respond to appropriate questions.

STOCKHOLDER PROPOSALS, VOTING PROXIES AND OTHER MATTERS

Stockholder proposals intended to be included in the Company's proxy statement and form of proxy relating to and to be presented at, the Annual Meeting of Stockholders of the Company to be held in 1996 must be received by the Company on or before November 20, 1995.

The enclosed Proxy form confers authority to vote, in accordance with the instructions contained in the Proxy, with respect to the election of the nominees specified in this Proxy Statement. The Proxy will be voted in accordance with the choices indicated. If no specifications are made, proxies will be voted "FOR ALL NOMINEES" for director.

Shares held by persons who abstain from voting on the proposals and broker "non-votes" will not be voted for or against the proposal. Shares held by persons abstaining will be counted in determining whether a quorum is present for the purpose of voting on the proposals but broker non-votes will not be counted for this purpose.

The Company knows of no other business that will be presented at the meeting.

Should any other business come before the meeting, it is the intention of the proxies named in the enclosed Proxy form to vote in accordance with their best judgment on those matters.

By Order of the Board of Directors

DANIEL J. TERRA
Chairman of the Board
March 10, 1995

PROXY CARD
MERCURY FINANCE COMPANY
Annual Meeting of Stockholders to be held April 10, 1995

The undersigned stockholder of Mercury Finance Company does hereby acknowledge receipt of Notice of said Annual Meeting and accompanying Proxy Statement and constitutes and appoints John N. Brincat and/or James A. Doyle or either one of them, will full power of substitution, to vote all shares of stock of Mercury Finance Company which the undersigned is entitled to vote, as fully as the undersigned could do if personally present at the Annual Meeting of Stockholders of said Corporation to be held on Monday, April 10, 1995 at 10:00 a.m., and at any adjournments thereof, at Harris Trust and Savings Bank, 111 West Monroe Street, 8th Floor, Chicago, Illinois as follows:

MERCURY FINANCE COMPANY
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY

                                                               For All
                                                               except nominees
Text                                            For  Withhold  written below
1. The election of John N. Brincat, Dennis H.   __   __        __
Chookaszian, William C. Croft, Clifford R.
Johnson, Andrew McNally IV, Bruce I. McPhee,
Fred G. Steingraber, Daniel J. Terra, and
Philip J. Wicklander.
________________________________________

                                                For  Against   Abstain
2.  As such proxies may in their discretion     __   __        __
determine upon such other matters as may
properly come before the meeting.

THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN AND IN
THE ABSENCE OF SUCH INSTRUCTIONS SHALL BE VOTED FOR ALL OF THE DIRECTOR NOMINEES. IF OTHER BUSINESS IS PRESENTED AT SAID MEETING, THIS PROXY SHALL
BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXIES ON THOSE MATTERS.

This Proxy is Solicited on Behalf of the Board of Directors.

You are urged to mark, sign and return your proxy without delay in the return envelope provided for that purpose, which requires no postage if mailed in the United States.

When signing the proxy, please date it and take care to have the signature conform to the stockholder's name as it appears on this side of the proxy. If shares are registered in the names of two or more persons, each person should sign. Executors, administrators, trustees and guardians should so indicate when signing.

Signatures(s):
......................................
......................................
Date..................................1995.
    (Be sure to date your Proxy)